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EASTERN VIRGINIA BANKSHARES, INC.
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Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares, Inc.	Contact: Adam Sothen
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: (804) 443-8404
Fax: (804) 445-1047
April 19, 2013
For Immediate Release

Eastern Virginia Bankshares, Inc. Releases First Quarter 2013 Results

Tappahannock, VA. - Eastern Virginia Bankshares, Inc. (NASDAQ: EVBS) (the “Company”) reported today its results of operations for the three months ended March 31, 2013.

Net income available to common shareholders during the three months ended March 31, 2013 was $704 thousand, or $0.12 per diluted share, compared to net income of $439 thousand, or $0.07 per diluted share during the same period in 2012. For the three months ended March 31, 2013, the Company reported net income of $1.1 million, an increase of $266 thousand over the net income of $814 thousand reported for the same period of 2012. The difference between net income and net income to common shareholders is the deduction for the effective dividend to the U.S. Treasury on preferred stock.

First Quarter Highlights:

•	Net income to common shareholders increased to $704 thousand or $0.12 per share for the quarter ended March 31, 2013, compared to $439 thousand or $0.07 per share for the same period in 2012.
•	Nonperforming assets decreased $2.3 million to $14.3 million, or 2.12% of total loans and OREO at March 31, 2013, down from 2.41% one quarter ago.
•	Provision expense for the allowance for loan losses decreased to $600 thousand for the three months ended March 31, 2013, compared to $2.9 million for the same period in 2012.

For the three months ended March 31, 2013, the following key points also were significant factors in the Company’s reported results:

•	Net charge-offs of $1.4 million to write off uncollectible balances on nonperforming assets;
•	Gain on the sale of available for sale securities of $467 thousand resulting from adjustments in the composition of the investment portfolio as part of the Company’s overall asset/liability management strategy;
•	Decrease in net interest income by $413 thousand from the same period in 2012;
•	Impairment losses of $10 thousand related to valuation adjustments on other real estate owned, compared to $615 thousand for the same period in 2012;
•	Losses of $37 thousand on the sale of other real estate owned, compared to $73 thousand for the same period in 2012;

•	Expenses related to FDIC insurance premiums of $587 thousand, compared to $588 thousand for the same period in 2012; and
•	Expenses related to collection, repossession and other real estate owned of $126 thousand, compared to $305 thousand for the same period in 2012.

The return on average assets (ROA) and return on average equity (ROE), on an annualized basis, for the three months ended March 31, 2013 were 0.26% and 3.75%, respectively compared to 0.17% and 2.44%, respectively for the three months ended March 31, 2012.

In announcing these results, Joe A. Shearin, President and Chief Executive Officer commented “I am very pleased to report that our Company continues to show steady and improved results, and for the first quarter of 2013 a 32.7% increase in our net operating income when compared to the same period last year. Much of our success is the direct result of our asset quality improvements, even as the current interest rate environment continues to negatively impact our margin.” Shearin further commented, “We continue to execute on a plan which we believe is critical to our success in the near term including closely monitoring and aggressively addressing asset quality issues, containing noninterest expenses and lowering our cost of funding. We were able to achieve our goals related to this plan during the first quarter of 2013 as we reduced nonperforming assets by 14.1% from December 31, 2012 to March 31, 2013, noninterest expenses by 2.2% compared to the prior quarter and lowered our cost of deposits to 0.71%, compared to 0.76% in the prior quarter.”

Shearin concluded, “The first quarter of 2013 was a very exciting time for our Company with the announcement of our entry into securities purchase agreements with affiliates of Castle Creek Capital Partners and GCP Capital Partners and certain other institutional investors. This capital raise will significantly strengthen our balance sheet, allow us to pursue the previously disclosed initiatives and provide us with financial and strategic flexibility which we believe will contribute to the success of our Company for years to come.”

Operations Analysis

Net interest income for the three months ended March 31, 2013 was $8.0 million, a decrease of $413 thousand or 4.9% from the same period of 2012. This decrease was due to a 23 basis point decrease in the net interest margin (tax equivalent basis) from 3.46% (includes a tax equivalent adjustment of $152 thousand) in the first quarter of 2012 to 3.23% (includes a tax equivalent adjustment of $39 thousand) in the first quarter of 2013. The year over year decline in interest income was also driven by the impact of declining loan balances due to weak loan demand in our market areas, charge-offs, the natural amortization of the portfolio, and the sale of our credit card loan portfolio in September 2012. While the average investment securities balance increased $40.8 million to $288.0 million during the three months ended March 31, 2013 as compared to the same period in 2012, the yield on investment securities declined 15 basis points from 2.45% to 2.30% for the first quarter of 2013. The lower yield during the first quarter of 2013 resulted from portfolio restructurings, accelerated prepayments on the Company’s Agency mortgage-backed and Agency CMO securities, and investing in lower risk, shorter duration investments. As a result, the yield on our average interest-earning assets declined 45 basis points to 4.25% for the three months ended March 31, 2013 as compared to the same period in 2012. Average interest-earning assets were $1.0 billion for the three months ended March 31, 2013, which was an increase of $11.3 million or 1.1% from the same period in 2012. Total average loans were 66.6% of total interest-earning assets for the three months ended March 31, 2013, compared to 72.9% for the three months ended March 31, 2012. The decline in interest income from the first quarter of 2012 to the first quarter of 2013 was partially offset by a lower cost of funding. The Company’s lower cost of funding was driven by the continuation of our deposit re-pricing strategy, reductions in the level of time deposits and money market accounts, and increased levels of interest-bearing checking and savings accounts with lower rates. As a result, the average cost of interest-bearing deposits decreased 29 basis points to 0.71% for the three months ended March 31, 2013 as compared to the same period in 2012.

Noninterest income for the three months ended March 31, 2013 was $1.9 million, a decrease of $2.0 million or 50.1% over the same period of 2012. Net gains on the sale of available for sale securities decreased $2.1 million to $467 thousand for the three months ended March 31, 2013, down from $2.5 million for the same period in 2012. During the first quarter of 2012 the Company began to strategically adjust the composition of its investment portfolio by reducing its holdings of tax-exempt securities in an effort to increase the Company’s source of taxable income. To implement this strategy the Company sold tax-exempt securities issued by state and political subdivisions during the first quarter of 2012, many of which were in an unrealized gain position at the time of sale, and deployed the proceeds into taxable investment securities issued by state and political subdivisions as well as Agency mortgage-backed and Agency CMO securities. Other operating income increased $93 thousand, or 32.3% in the first quarter of 2013, which was driven by higher earnings from EVB Financial Services, Inc. and revenue from sales of insurance products through Bankers Insurance, LLC, and offset by increased write downs of investments in community and housing development funds.

Noninterest expense for the three months ended March 31, 2013 was $8.0 million, a decrease of $595 thousand or 7.0% over noninterest expense of $8.6 million for the three months ended March 31, 2012. Expenses related to collection, repossession and OREO decreased $179 thousand, or 58.7% in the first quarter of 2013 due to the decrease in the carrying balance of OREO as well as the amount of nonperforming loans and classified assets. Salaries and employee benefits increased $249 thousand, or 6.4% in the first quarter of 2013 primarily due to annual merit pay increases and lower deferred compensation on loan originations. For the first quarter of 2013, noninterest expense includes $10 thousand in impairment losses related to valuation adjustments on OREO compared to $615 thousand for the same period in 2012. In addition, noninterest expense for the first quarter of 2013 includes losses on the sale of OREO of $37 thousand compared to $73 thousand for the same period of 2012.

Balance Sheet and Asset Quality

Total assets increased $17.9 million or 1.7% between March 31, 2012 and March 31, 2013, and are up $18.1 million from December 31, 2012. Between March 31, 2012 and March 31, 2013, investment securities increased $18.5 million or 7.3% to $273.2 million, but are down $3.7 million from December 31, 2012. Loans, net of unearned income decreased $50.3 million or 7.0% from March 31, 2012 to $670.8 million at March 31, 2013, and are down $13.9 million from $684.7 million as of December 31, 2012. Total deposits increased $11.5 million or 1.4% from March 31, 2012 to $855.2 million at March 31, 2013, and are up $16.8 million from $838.4 million as of December 31, 2012. Year to date average investment securities were $278.8 million as of March 31, 2013, an increase of $41.3 million or 17.4% compared to the same period in 2012. Year to date average loans were $674.1 million as of March 31, 2013, a decrease of $56.1 million or 7.7% compared to the same period in 2012. Year to date average total deposits were $842.5 million as of March 31, 2013, an increase of $6.1 million or 0.7% compared to the same period in 2012.

The asset quality measures depicted below continue to reflect the Company’s efforts to prudently charge-off loans and maintain an appropriate allowance for potential future loan losses.

The following table depicts the net charge-off activity for the three months ended March 31, 2013 and 2012.

	Three months ended
(dollars in thousands)	March 31,
	2013	2012
Net charge-offs	$1,422	$3,861
Net charge-offs to average loans	0.86%	2.13%

The following table depicts the level of the allowance for loan losses for the periods presented.

(dollars in thousands)	March 31,	December 31,	March 31,
	2013	2012	2012
Allowance for loan losses	$19,516	$20,338	$23,141
Allowance for loan losses to period end loans	2.91%	2.97%	3.21%
Allowance for loan losses to nonaccrual loans	172.80%	171.29%	105.13%
Allowance for loan losses to nonperforming loans	172.80%	171.29%	103.21%

The following table depicts the level of nonperforming assets for the periods presented.

(dollars in thousands)	March 31,	December 31,	March 31,
	2013	2012	2012
Nonaccrual loans	$11,294	$11,874	$22,012
Loans past due 90 days and accruing interest	-	-	409
Total nonperforming loans	$11,294	$11,874	$22,421
Other real estate owned ("OREO")	2,988	4,747	5,950
Total nonperforming assets	$14,282	$16,621	$28,371

Nonperforming assets to total loans and OREO	2.12%	2.41%	3.90%

The following tables present the change in the balances of OREO and nonaccrual loans for the three months ended March 31, 2013.

OREO:		Nonaccrual Loans:

(dollars in thousands)		(dollars in thousands)
Balance at December 31, 2012	$4,747	Balance at December 31, 2012	$11,874
Transfers from loans	552	Loans returned to accrual status	(1,601)
Capitalized costs	-	Net principal curtailments	(1,616)
Sales proceeds	(2,264)	Charge-offs	(176)
Impairment losses on valuation adjustments	(10)	Loan collateral moved to OREO	(552)
Loss on disposition	(37)	Loans placed on nonaccrual during period	3,365
Balance at March 31, 2013	$2,988	Balance at March 31, 2013	$11,294

In general, the modification or restructuring of a loan constitutes a troubled debt restructuring (“TDR”) when we grant a concession to a borrower experiencing financial difficulty. The following table depicts the balances of TDRs for the periods presented.

	March 31,	December 31,	March 31,
(dollars in thousands)	2013	2012	2012

Performing TDRs	$4,900	$4,433	$3,997
Nonperforming TDRs*	4,895	5,089	9,702
Total TDRs	$9,795	$9,522	$13,699

*  Included in nonaccrual loans.

Additional Information About the Company and the 2013 Capital Initiative

On March 26, 2013, the Company announced that it entered into securities purchase agreements with affiliates of Castle Creek Capital Partners and GCP Capital Partners, and certain other institutional investors, pursuant to which the Company expects to raise aggregate gross proceeds of $45.0 million through private placements of approximately 4.6 million shares of common stock and 5.2 million shares of a new series of non-voting mandatorily convertible non-cumulative preferred stock, each at $4.55 per share (together with other related transactions, the “2013 Capital Initiative”).  For more information about the 2013 Capital Initiative, see the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2013 and on March 28, 2013, and the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2013.

Certain investments discussed above involve the sale of securities in private transactions that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that Act. Such securities may not be offered or sold absent registration or an applicable exemption from registration. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company plans to file with the SEC and mail to its shareholders a proxy statement in connection with the transactions contemplated by the securities purchase agreements (the “Proxy Statement”). The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies. The Proxy Statement will contain important information about the Company and related matters, including the current security holdings of the Company’s respective officers and directors. Security holders are urged to read the Proxy Statement carefully when it becomes available.

The written materials described above and other documents filed by the Company with the SEC will be available free of charge from the SEC’s website at www.sec.gov. In addition, free copies of these documents may also be obtained by directing a written request to: Patricia Gallagher, Eastern Virginia Bankshares, Inc., 330 Hospital Road, P.O. Box 1455, Tappahannock, Virginia 22560.

Forward Looking Statements

Certain statements contained in this release that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the performance or disposition of portions of the Company’s asset portfolio, future changes to the Bank’s branch network, the payment of dividends, the ability to realize deferred tax assets; (iii) statements of future economic performance; (iv) statements regarding the impact of the Written Agreement on our financial condition, operations and capital strategies, including strategies related to payment of dividends on the Company’s outstanding common and preferred stock and to payment of interest on the Company’s outstanding Junior Subordinated Debentures related to the Company’s trust preferred debt; (v) statements regarding the adequacy of the allowance for loan losses; (vi) statements regarding the effect of future sales of investment securities or foreclosed properties; (vii) statements regarding the Company’s liquidity; (viii) statements of management’s expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company’s markets; (ix) statements regarding future asset quality, including expected levels of charge-offs; (x) statements regarding potential changes to laws, regulations or administrative guidance; (xi) statements regarding our 2013 Capital Initiative and business initiatives related to the capital initiative; and (xii) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	factors that adversely affect the Company’s 2013 Capital Initiative and related business initiatives, including, without limitation, failure to obtain shareholder approval of the private placements or to satisfy any other condition to the closing of the private placements; changes in market conditions that adversely affect the Company’s ability to dispose of or work out assets adversely classified by us on advantageous terms or at all; changes in market and interest rate conditions that adversely affect the Company’s ability to restructure its FHLB advances on advantageous terms;

•	the Company’s ability and efforts to assess, manage and improve its asset quality;
•	the strength of the economy in the Company’s target market area, as well as general economic, market, political, or business factors;
•	changes in the quality or composition of the Company’s loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in its markets, or in the repayment ability of individual borrowers or issuers;
•	the effects of the Company’s adjustments to the composition of its investment portfolio;
•	the impact of government intervention in the banking business;
•	an insufficient allowance for loan losses;
•	the Company’s ability to meet the capital requirements of its regulatory agencies;
•	changes in laws, regulations and the policies of federal or state regulators and agencies;
•	adverse reactions in financial markets related to the budget deficit of the United States government;
•	changes in the interest rates affecting the Company’s deposits and loans;
•	the loss of any of the Company’s key employees;
•	changes in the Company’s competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and the Company’s ability to compete effectively against other financial institutions in its banking markets;
•	the Company’s potential growth, including its entrance or expansion into new markets, the opportunities that may be presented to and pursued by it and the need for sufficient capital to support that growth;
•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;
•	the Company’s ability to maintain internal control over financial reporting;
•	the Company’s ability to raise capital as needed by its business;
•	the Company’s reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet its liquidity needs;
•	the Company’s ability to comply with the Written Agreement, which requires it to designate a significant amount of resources to complying with the agreement and may have a material adverse effect on the Company’s operations and the value of its securities;
•	possible changes to the Company’s Board of Directors, including in connection with the private placements and deferred dividends on the Company’s Capital Purchase Program preferred stock; and
•	other circumstances, many of which are beyond the Company’s control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions and projections within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, actions or achievements of the Company will not differ materially from any future results, performance, actions or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such statements, which speak only as of the date of this report. The Company does not undertake any steps to update any forward-looking statement that may be made from time to time by it or on its behalf.

Selected Financial Information	Three months ended
(dollars in thousands, except per share data)	March 31,
Statement of Operations	2013	2012
Interest and dividend income	$10,577	$11,554
Interest expense	2,540	3,104
Net interest income	8,037	8,450
Provision for loan losses	600	2,900
Net interest income after provision for loan losses	7,437	5,550

Service charges and fees on deposit accounts	766	769
Other operating income	381	288
Debit/credit card fees	333	319
Gain on sale of available for sale securities, net	467	2,531
Gain on sale of bank premises and equipment	1	-
Noninterest income	1,948	3,907

Salaries and employee benefits	4,149	3,900
Occupancy and equipment expenses	1,256	1,271
FDIC expense	587	588
Collection, repossession and other real estate owned	126	305
Loss on sale of other real estate owned	37	73
Impairment losses on other real estate owned	10	615
Other operating expenses	1,791	1,799
Noninterest expenses	7,956	8,551

Income before income taxes	1,429	906
Income tax expense	349	92
Net income	$1,080	$814
Less: Effective dividend on preferred stock	376	375
Net income available to common shareholders	$704	$439
Income per common share: basic and diluted	$0.12	$0.07
Selected Ratios
Return on average assets	0.26%	0.17%
Return on average common equity	3.75%	2.44%
Net interest margin (tax equivalent basis)	3.23%	3.46%
Period End Balances
Loans, net of unearned income	$670,804	$721,152
Total assets	1,093,682	1,075,794
Total deposits	855,230	843,739
Total borrowings	130,979	129,954
Total shareholders' equity	100,327	95,533
Book value per common share	12.66	11.89
Average Balances
Loans, net of unearned income	$674,082	$730,159
Total earning assets	1,012,571	1,001,296
Total assets	1,080,968	1,069,987
Total deposits	842,546	836,445
Total borrowings	131,102	130,594
Total shareholders' equity	100,127	96,506
Asset Quality at Period End
Allowance for loan losses	$19,516	$23,141
Nonperforming assets	14,282	28,371
Net charge-offs	1,422	3,861
Net charge-offs to average loans	0.86%	2.13%
Allowance for loan losses to period end loans	2.91%	3.21%
Allowance for loan losses to nonaccrual loans	172.80%	105.13%
Nonperforming assets to total assets	1.31%	2.64%
Nonperforming assets to total loans and other real estate owned	2.12%	3.90%
Other Information
Number of shares outstanding - period end	6,069,551	6,032,527
Average shares outstanding - basic and diluted	6,069,551	6,029,041